Exhibit 107.1
CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Guidewire Software, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,800,000	(2)	$118.23	(3)	$449,274,000	$147.60 per $1,000,000	$66,312.84
	Total Offering Amounts						$449,274,000		$66,312.84
	Total Fee Offsets								$—	(4)
	Net Fee Due								$66,312.84

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Guidewire Software, Inc. (the “Registrant) that become issuable pursuant to the Guidewire Software, Inc. Amended and Restated 2020 Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents the additional shares of Common Stock available for future issuance under the Plan resulting from an amendment and restated adopted by the Registrant’s stockholders as of December 19, 2023.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of $118.23 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 4, 2024.

(4)	The Registrant does not have any fee offsets.